Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Sponsor and Trustee
GraniteShares Platinum Trust:

We consent to the use of our report dated August 20, 2019, with respect to the statement of assets and liabilities of GraniteShares Platinum Trust (the “Trust”), including the schedule of investments as of June 30, 2019 and 2018, the related statements of operations and changes in net assets for the year ended June 30, 2019 and for the period from January 11, 2018 (commencement of operations) to June 30, 2018, and the related notes (collectively, the “financial statements”), incorporated herein by reference and to the reference to our firm under the heading “Experts” in the Form S-1 of the Trust.

/s/ KPMG LLP
New York, New York
December 18, 2020